Exhibit 99.1

RailAmerica Enters Into Agreement to Sell Freight Australia for AUD $285 Million

Boca Raton, FL, March 29 – RailAmerica today announced that it has entered into an agreement to sell 100% of its ownership of Freight Australia for AUD $285 million (US $214 million) to Pacific National, a leading Australian rail freight logistics company. RailAmerica purchased Freight Australia from the Victorian State Government in April 1999 for AUD $163 million (US $103 million). Pacific National has paid a cash deposit of AUD $14.25 million (US $11 million) upon the execution of the sale agreement. The balance of AUD $270.75 million (US $203 million) will be paid in cash at closing. The transaction is expected to close in the second quarter of 2004 subject to approval by the State of Victoria and the Australian Competition and Consumer Commission (ACCC).

     “I am pleased to announce that we have executed an agreement to sell Freight Australia to Pacific National,” said William G. Pagonis, Chairman of the Board of RailAmerica. “Last year, we announced our intentions to pursue a strategy to reduce debt and focus on growing our core North American rail business. A major component of this strategy included the divestiture of Freight Australia. This transaction will allow RailAmerica to realize the value from the investment it made in 1999 and redeploy the proceeds toward significant debt reduction and other general corporate purposes. Upon closing of the transaction, US $59 million of senior debt will be paid off with the proceeds of the sale.”

     RailAmerica, Inc. (NYSE:RRA) is the world’s largest short line and regional railroad operator with 47 railroads operating approximately 12,000 miles in the United States, Canada, and Australia. The Company is a member of the Russell 2000® Index. Its website may be found at http://www.railamerica.com.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events and the performance of RailAmerica that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, fuel costs, foreign currency risks, failure to successfully integrate acquisitions, failure to service debt, failure to successfully market and sell non-operating/non-strategic properties and assets when scheduled or at all, failure to accomplish new marketing initiatives, economic and weather conditions, customer demand, increased competition in the relevant market, and others. In particular, forward-looking statements regarding earnings of the Company and entities to be acquired are subject to inherent economic, financial and operating uncertainties, including changes in economic and weather conditions, the ability to retain key customers and the impact of unforeseen costs and liabilities of such entities. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.